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PROSPECTUS SUPPLEMENT NO. 2 DATED NOVEMBER 20, 1996         Pursuant to
(TO PROSPECTUS DATED SEPTEMBER 26, 1996)                 Rule 424(b)(3)
                                                     Reg. No. 333-11927



                              $115,000,000

                         POGO PRODUCING COMPANY

           5-1/2% Convertible Subordinated Notes due June 15, 2006
                                   and
             such Shares of Common Stock, par value $1 per share,
                   as are Issuable Upon Conversion Thereof

         The following beneficial owner of 5-1/2% Convertible Subordinated Notes due June 15, 1996 (the "Notes") of Pogo Producing Company (the "Company") was included, among others, in the original Prospectus for the Notes, dated September 26, 1996, as an "Unnamed holders of Notes" in the table set forth in the The Selling Holders section of the Prospectus. It has requested that the Company file a Prospectus Supplement identifying it as a Selling Holder. The information concerning such Selling
Holder has been provided to the Company by such Selling Holder.

                                AGGREGATE PRINCIPAL     NUMBER OF SHARES OF
                               AMOUNT OF NOTES OWNED    COMMON STOCK OWNED
                               BY THE SELLING HOLDER   BY THE SELLING HOLDER
                               AND WHICH ARE OFFERED   AND WHICH ARE OFFERED
NAME OF SELLING HOLDER                HEREBY                 HEREBY(8)

Vanguard Convertible Securities
  Fund, Inc.(10b)                 $  1,000,000                 23,705
                                   -----------              ---------
    SUBTOTAL (This Supplement)....   1,000,000                 23,705
                                   -----------              ---------
    SUBTOTAL (All named Selling
     (Holders Through the date of
     this Prospectus Supplement)..  76,125,000              1,804,535
                                   -----------              ---------
Remaining unnamed holders of Notes
  or any future transferees,
  pledgees, donees or successors of
  or from any such unnamed holder
  after giving effect to this
  Supplement to the Prospectus(14)  38,875,000                921,537(15)
                                   -----------              ---------
    TOTAL.................        $115,000,000              2,726,072
                                   ===========              =========
___________________________
(8) Unless otherwise noted, the nature of the beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately
      23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.


(10b) The information set forth with respect to this Selling Holder is true and complete as of November 18, 1996.

(14) No such holder may offer Securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(15) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder does or do not beneficially own any Common Stock other than Common Stock issuable upon conversion of the Notes at the initial conversion rate set forth above.


        In addition to the foregoing changes, the Prospectus is hereby amended to include the following information:

        The last sentence of the second full paragraph on page 10 of the Prospectus is hereby corrected to read:

        "Except as otherwise indicated or as a result of the ownership of the Securities indicated below, none of the Selling Holders have had any material relationship with the Company or any of its affiliates within the past three years."

         A footnote 10a is added to the table of Selling Holders after the name of the Selling Holder "Merrill Lynch, Pierce, Fenner & Smith Incorporated" which reads as follows:

       "10a From time to time, Merrill Lynch, Pierce Fenner & Smith Incorporated, or its affiliates, have provided investment banking and advisory services to the Company."


        Additional Selling Holders or other information concerning the Selling Holders listed above may be set forth in subsequent Prospectus Supplements from time to time.


Date of this Supplement is:  NOVEMBER 20, 1996